EXHIBIT 1



                            ARTICLES OF INCORPORATION

                                       OF

                    PERRITT MICROCAP OPPORTUNITIES FUND, INC.
                          (as amended February 2, 1998)

             The undersigned sole incorporator, being at least eighteen years of age, hereby adopts the following Articles of Incorporation for the purpose of forming a Maryland corporation under the general laws of the State of Maryland.

                                    ARTICLE I

             The name of the corporation (hereinafter called "Corporation") is:

                    PERRITT MICROCAP OPPORTUNITIES FUND, INC.


                                   ARTICLE II

             The period of existence shall be perpetual.


                                   ARTICLE III

             The purposes for which the Corporation is formed are to engage in any lawful business for which corporations may be organized under the Maryland General Corporation Law.


                                   ARTICLE IV

             A. The aggregate number of shares which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares, all with one cent ($0.01) per share par value, consisting of one class only, designated as "Common Stock." The aggregate par value of the authorized shares of the Corporation is Two Hundred Thousand Dollars ($200,000).

             B. The Corporation may issue and sell shares of its own Common Stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the laws of the State of Maryland, the Bylaws and these Articles of Incorporation, as its Board of Directors may determine; provided, however, that the consideration per share to be received by the Corporation upon the sale of any shares of its Common Stock shall not be less than the net asset value per share of such Common Stock outstanding at the time as of which the computation of said net asset value shall be made. Each share of the Common Stock of the Corporation now or hereafter issued shall be subject to redemption by the shareholders of the Corporation and, subject to the suspension of such right of redemption as provided in the Bylaws, each holder of the Common Stock of the Corporation upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates in proper form for transfer and after complying with other redemption procedures established by the Board of Directors, shall be entitled to require the Corporation to redeem all or any part of the shares of Common Stock standing in the name of such holder on the books of the Corporation at the net asset value of such shares. Any shares of its Common Stock redeemed by the Corporation shall be deemed to be cancelled and restored to the status of authorized but unissued shares. The method of computing net asset value of shares of the Common Stock of the Corporation for purposes of the issuance and sale thereof or the redemption by the Corporation and the time as of which such net asset value shall be computed shall be as set forth in the Bylaws.

             C. If, at any time when a request for transfer or redemption of the Corporation's shares of Common Stock is received by the Corporation or its agent, the value (computed as set forth in the Bylaws) of the shares in a shareholder's account is less than Five Hundred Dollars ($500.00), after giving effect to such transfer or redemption, the Corporation may cause the remaining shares in such shareholder's account to be redeemed in accordance with such procedures as the Board of Directors shall adopt.

             D. The Board of Directors of the Corporation may, upon reasonable notice to shareholders of the Corporation, impose a fee for the privilege of redeeming shares, such fee to be not in excess of one percent (1.0%) of the proceeds of any such redemption. The Board shall have authority to rescind the imposition of any such fee in its discretion and to reimpose the redemption fee from time to time upon reasonable notice. Any fee so imposed shall be uniform as to all shareholders.

             E. No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the Common Stock of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the Common Stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

                                    ARTICLE V

             The number of directors constituting the Board of Directors shall initially be five (5), and the names of the initial directors are Gerald W. Perritt, Cheryl A. Pierce, Dianne V. Chaykin, Joseph Sasenick and David F. Maglich. Thereafter, the number of directors shall be such number as is fixed from time to time by the Bylaws.


                                   ARTICLE VI

             From time to time, any of the provisions of these Articles of Incorporation may be amended, altered or repealed (including any amendment which changes the terms of any of the outstanding stock by classification, reclassification or otherwise) upon the vote of the holders of a majority of the shares of Common Stock of the Corporation at the time outstanding and entitled to vote, and other provisions which might under the Statutes of the State of Maryland at the time in force be lawfully contained in Articles of Incorporation, may be added or inserted upon the vote of the holders of a majority of the shares of Common Stock of the Corporation at the time outstanding and entitled to vote, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article VI. The term "these Articles of Incorporation" as used herein and in the Bylaws of the Corporation shall be deemed to mean these Articles of Incorporation as from time to time amended and restated.


                                   ARTICLE VII

             The Corporation reserves the right to enter into, from time to time, investment advisory agreements providing for the management and supervision of the investments of the Corporation, the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property and the furnishing of clerical and administrative services to the Corporation. Such agreement shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and as are permitted by the Investment Company Act of 1940.

             The Corporation may designate custodians, transfer agents, registrars and/or disbursing agents for the stock and assets of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such custodian, transfer agent, registrar and/or disbursing agent.


                                  ARTICLE VIII

             The following provisions define, limit and regulate the powers of the Corporation, the Board of Directors and the shareholders:

             A. The Board of Directors may, in its sole and absolute discretion, reject in whole or in part orders for the purchase of shares of Common Stock, and may, in addition, require such orders to be in such minimum amounts as it shall determine.

             B. The holders of any fractional shares of Common Stock shall be entitled to the payment of dividends on such fractional shares, to receive the net asset value thereof upon redemption, to share in the assets of the Corporation upon liquidation and to exercise voting rights with respect thereto.

             C. The Board of Directors shall have full power in accordance with good accounting practice: (a) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what receipts shall constitute principal and to make such allocation of any particular receipt between principal and income as it may deem proper; and (b) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or paid from principal or income or both, and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

             D. Each holder of record of stock of this Corporation shall be entitled to one (1) vote for each share thereof standing registered in his name on the books of the Corporation. At all elections of directors of the Corporation, each shareholder shall be entitled to vote the shares owned of record by him for as many persons as there are directors to be elected, but shall not be entitled to exercise any right of cumulative voting.

             E. The Board of Directors shall have power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the books, accounts and documents of the Corporation or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by law; and except as so provided, no shareholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

                                   ARTICLE IX

             The address of the principal office of the Corporation is 205 West Wacker Drive, Chicago, Illinois 60606.

                                    ARTICLE X

             The address of the initial registered office is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE XI

             The name of the initial registered agent at such address is The Corporation Trust Incorporated, a Maryland corporation.


                                   ARTICLE XII

             The name and address of the sole incorporator is:

             Name                          Address

        Randy M. Pavlick              c/o Foley & Lardner
                                      777 East Wisconsin Avenue
                                      Milwaukee, WI  53202

             IN WITNESS WHEREOF, the undersigned incorporator who executed the foregoing Articles of Incorporation hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

             Dated this 22nd day of August, 1987.



                                      ______________________
                                      Randy M. Pavlick